Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Cyxtera Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,785,664	$12.33(2)	$22,017,237.12	0.0000927	$2,040.99

Total Offering Amounts					$22,017,237.12		$2,040.99

Total Fee Offsets							$— (3)

Net Fee Due							$2,040.99

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement” shall also cover (i) any additional shares of the Registrant’s Class A common stock (“Common Stock”) that become issuable upon any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combination or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $12.33 per share, which is the average of the high and low prices of Common Stock on August 8, 2022, as reported on The Nasdaq Stock Market LLC.

(3)	The Registrant does not have any fee offsets.